Investor Contact: Dirk Sodestrom, (650) 318-4795

Media Contact: Anna del Rosario, (650) 318-4500

For Release: July 28, 2009 @ 1:30 P.M. PT

ACTEL ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues of $45.2 million for the second quarter of 2009, down 21.5 percent from the second quarter of 2008 and down 6.7 percent from the first quarter of 2009.

Non-GAAP net income, which excludes stock-based compensation, certain excess inventory reserves, fixed asset impairment charges, expenses associated with a restructuring initiated during the first quarter, adjustments to deferred tax valuation allowances and other non-recurring adjustments, was $14 thousand for the second quarter of 2009 compared with $4.0 million for the second quarter of 2008 and $0.8 million for the first quarter of 2009.

Including stock-based compensation, excess inventory reserves, fixed asset impairment charges, expenses associated with the restructuring, adjustments to deferred tax valuation allowances and other non-recurring adjustments in accordance with generally accepted accounting principles (GAAP), Actel reported a net loss of ($45.1) million, or ($1.73) per basic share, for the second quarter of 2009 compared with net income of $2.0 million, or $0.08 per diluted share, for the second quarter of 2008 and a net loss of ($3.0) million, or ($0.11) per basic share, for the first quarter of 2009. During the second quarter of 2009, the Company recorded a non-cash impairment charge of $5.5 million for certain manufacturing fixed assets that were determined to be excess to current and expected future manufacturing requirements. The provision for income taxes for the second quarter of 2009 includes non-cash charges of $24.4 million to increase the Company’s valuation allowance associated with its deferred income tax assets. The Company established a full reserve for its remaining deferred tax assets as a result of current-year and cumulative losses coupled with continuing uncertainties surrounding the nature and timing of the taxable income required to realize deferred tax assets in future periods.

During the second quarter of 2009, the Company established reserves of $13.3 million for some of its newer product lines. As noted previously, during 2008 the Company built up inventory of its new Flash products due to a conscious effort to support increased turns business and shorter lead times for the consumer products at which many of the new Flash products are targeted. However, due to uncertainty regarding the timing and extent of the economic recovery, coupled with the high levels of inventory on hand compared with historical norms, the Company determined that the excess reserves were appropriate based on its historical excess reserve accounting policies. As a consequence of the charges associated with these inventory reserves, gross margin was 27.9 percent for the second quarter of 2009 compared with 60.0 percent for the second quarter of 2008 and 57.1 percent for the first quarter of 2009. Excluding these excess reserve charges, non-GAAP gross margin for the second quarter of 2009 was 57.2 percent.

Business Outlook – Third Quarter 2009

The Company believes that third quarter 2009 revenues will be four percent up to two percent down sequentially. Gross margin is expected to be about 56 or 57 percent. Operating expenses are anticipated to come in at approximately $27.2 million, which excludes an estimated $1.7 million of stock-based compensation expense and $0.6 million associated with the acquisition of Pigeon Point Systems. Other income is expected to be about $0.8 million. The non-GAAP tax rate for the quarter is expected to be about 30 percent. Outstanding fully diluted share count is expected to be about 26.4 million shares.

Conference Call

A conference call to discuss second quarter results will be held Tuesday, July 28, 2009, at 2:00 p.m. Pacific Time. A live web cast and replay of the call will be available. Web cast and replay access information as well as financial and other statistical information can be found on Actel’s web site, www.actel.com.

Corporate Restructuring

Actel announced in January a company-wide restructuring plan to increase profitability. In conjunction with cost-reduction initiatives taken in the fourth quarter of 2008, the restructuring is expected to result in a quarterly reduction in expenses of approximately $6.5 million in the third quarter of 2010 compared with the third quarter of 2008. The Company expects to record aggregate charges of $4.0 million to $4.5 million for severance and other costs related to the restructuring by the beginning of the third quarter of 2010, when the restructuring will be substantially complete.

Non-GAAP Adjustments and Reconciliation

This release includes non-GAAP net income, non-GAAP net income per share data and other non-GAAP line items from the Condensed Consolidated Statements of Operations, including total costs and expenses, income from operations, and income before tax provision. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our operating performance. Actel believes that the presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to both management and investors regarding financial and business trends relating to Actel’s financial condition and results of operations, in particular by excluding certain expense and income items that we believe are not indicative of our core operating results. Actel believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting.

Common Stock Repurchase Program

The Company’s stock repurchase program was instituted in 1998 for the purpose of replenishing some or all of the shares of Common Stock issued upon exercise of stock options and in connection with other stock compensation plans. The overall objective of the program is to reduce or eliminate earnings per share dilution caused by the issuance of such additional shares. Repurchases may be made in the open market or in privately negotiated transactions. To date, Actel’s Board of Directors has authorized the repurchase of 7,000,000 shares under the program, and 5,326,258 shares of Common Stock have been repurchased on the open market. The Company has remaining authority to repurchase 1,673,742 shares under the program.

“We continue to believe that our Common Stock repurchase program provides an excellent opportunity to increase shareholder value,” said John C. East, Actel president and CEO. “While any future stock repurchases are subject to market conditions and the consideration of alternative investment opportunities available from time to time, we remain committed to preserving and maximizing shareholder value.”

Forward-Looking Statements

The statements in the paragraphs under the headings “Corporate Restructuring” and “Business Outlook – Third Quarter 2009” are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q or 10-K, which can be found on Actel’s web site, www.actel.com. Actel’s anticipated results from its restructuring plan and its projected revenues and operating results for the third quarter of 2009 are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as a failure to achieve the full projected results of the restructuring plan, fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. Actel undertakes no obligation to update any information contained in this press release.

About Actel

Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Editor’s Note: The Actel name and logo are registered trademarks of Actel Corporation.

ACTEL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended			Six Months Ended
	Jul 5, 2009	Apr 5, 2009	Jul 6, 2008	Jul 5, 2009	Jul 6, 2008
Net revenues	$45,227	$48,459	$57,649	$93,686	$112,405
Costs and expenses:
Cost of revenues	32,595	20,785	23,035	53,380	45,773
Research and development	15,326	16,393	17,103	31,719	33,812
Selling, general, and administrative	13,659	13,490	15,613	27,149	32,393
Restructuring and asset impairment charges	5,594	1,119	—	6,713	—
Amortization of acquisition- related intangibles	192 458	193	—	385	—

Total costs and expenses	67,366	51,980	55,751	119,346	111,978

Income (loss) from operations	(22,139)	(3,521)	1,898	(25,660)	427
Interest income and other, net	776	1,752	1,701	2,528	3,633

Income (loss) before tax provision	(21,363)	(1,769)	3,599	(23,132)	4,060
Tax provision	23,778	1,187	1,635	24,965	1,920

Net income (loss)	$(45,141)	$(2,956)	$1,964	$(48,097)	$2,140

Net income (loss) per share:
Basic	$(1.73)	$(0.11)	$0.08	$(1.84)	$0.08

Diluted	$(1.73)	$(0.11)	$0.08	$(1.84)	$0.08

Shares used in computing net income (loss) per share:
Basic	26,146	26,027	25,408	26,087	25,947

Diluted	26,146	26,027	26,155	26,087	26,416

RECONCILIATION OF NON-GAAP STATEMENTS OF OPERATIONS TO GAAP STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	Jul 5, 2009	Apr 5, 2009	Jul 6, 2008	Jul 5, 2009	Jul 6, 2008
Cost and expenses:
Non-GAAP cost of revenues	$19,339	$20,785	$23,035	$40,124	$45,773
Adjustments related to excess inventory	13,256	—	—	13,256	—

GAAP cost of revenues	$32,595	$20,785	$23,035	$53,380	$45,773

Non-GAAP research and development	$14,056	$15,105	$16,159	$29,161	$31,842
Adjustments related to stock based compensation and other.	1,270	1,288	944	2,558	1,970

GAAP research and development	$15,326	$16,393	$17,103	$31,719	$33,812

Non-GAAP restructuring and asset impairment charges	$—	$—	$—	$—	$-
Adjustments related to restruc-turing and asset impairments	5,594	1,119	—	6,713	—

GAAP restructuring and asset impairment charges	$5,594	$1,119	$-	$6,713	$—

Non-GAAP amortization of acquisition-related intangibles	$—	$-	$-	$—	$-
Adjustments related to amorti-zation of acquisition-related intangibles	192	193	—	385	-

GAAP amortization of acquisition-related intangibles	$192	$193	$-	$385	$-

Non-GAAP selling, general and administrative	$12,588	$12,454	$14,437	$25,042	$28,626
Adjustments related to stock based compensation, option investigation and other	1,071	1,036	1,176	2,107	3,767

GAAP selling, general and administrative	$13,659	$13,490	$15,613	$27,149	$32,393

RECONCILIATION OF NON-GAAP STATEMENTS OF OPERATIONS TO GAAP STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	Jul 5, 2009	Apr 5, 2009	Jul 6, 2008	Jul 5, 2009	Jul 6, 2008
Income (loss) from operations:
Non-GAAP income from operations.	$(756)	$115	$4,018	$(641)	$6,164
Adjustments related to excess inventory, restructuring and asset impairment charges, stock based compensation, and other.	(21,383)	(3,636)	(2,120)	(25,019)	(5,737)

GAAP (loss) income from operations.	$(22,139)	$(3,521)	$1,898	$(25,660)	$427

Interest income and other, net:
Non-GAAP interest income and other, net	$776	$1,036	$1,701	$1,812	$3,633
Adjustments related to insurance reimbursement	-	716	-	716	—

GAAP interest income and other, net	$776	$1,752	$1,701	$2,528	$3,633

Income (loss) before tax provision:
Non-GAAP income before tax provision.	$20	$1,151	$5,719	$1,171	$9,797
Adjustments related to excess inventory, restructuring and asset impairment charges, stock based compensation, and other.	(21,383)	(2,920)	(2,120)	(24,303)	(5,737)

GAAP (loss) income before tax provision.	$(21,363)	$(1,769)	$3,599	$(23,132)	$4,060

RECONCILIATION OF NON-GAAP STATEMENTS OF OPERATIONS TO GAAP STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended			Six Months Ended
	Jul 5, 2009	Apr 5, 2009	Jul 6, 2008	Jul 5, 2009	Jul 6, 2008
Net income (loss):
Non-GAAP net income	$14	$806	$4,003	$820	$6,858
Adjustments related to excess inventory, restructuring and asset impairment charges, stock based compensation, deferred tax valuation allowances, other and tax	(45,155)	(3,762)	(2,039)	(48,917)	(4,718)

GAAP net income (loss)	$(45,141)	$(2,956)	$1,964	$(48,097)	$2,140

Net income (loss) per share:
Basic:
Non-GAAP net income per share	$0.00	$0.03	$0.16	$0.03	$0.26
Adjustments related to excess inventory, restructuring and asset impairment charges, stock based compensation, deferred tax valuation allowances, other and tax	(1.73)	(0.14)	(0.08)	(1.87)	(0.18)

GAAP net income (loss) per share	$(1.73)	$(0.11)	$0.08	$(1.84)	$0.08

Diluted:
Non-GAAP net income per share	$0.00	$0.03	$0.15	$0.03	$0.26
Adjustments related to excess inventory, restructuring and asset impairment charges, stock based compensation, deferred tax valuation allowances, other and tax	(1.73)	(0.14)	(0.07)	(1.87)	(0.18)

GAAP net income (loss) per share	$(1.73)	$(0.11)	$0.08	$(1.84)	$0.08

ACTEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Jul 5, 2009	Jan 4, 2009
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$43,652	$49,639
Short-term investments	91,604	89,111
Accounts receivable, net	25,917	11,596
Inventories	40,467	60,630
Deferred income taxes	—	11,313
Prepaid expenses and other current assets	7,175	6,888

Total current assets	208,815	229,177
Long-term investments	4,245	7,807
Property and equipment, net	26,406	34,747
Goodwill and other intangible assets, net	34,957	35,540
Deferred income taxes	—	13,968
Other assets, net	28,211	22,022

	$302,634	$343,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,005	$14,672
Accrued compensation and employee benefits	7,438	11,240
Accrued licenses	4,083	3,952
Other accrued liabilities	5,469	5,274
Deferred income on shipments to distributors	30,270	24,316

Total current liabilities	55,265	59,454
Deferred compensation plan liability	4,454	4,086
Deferred rent liability	1,419	1,449
Accrued sabbatical compensation	2,561	2,739
Other long-term liabilities, net	12,151	7,208

Total liabilities	75,850	74,936
Shareholders’ equity	226,784	268,325

	$302,634	$343,261